Exhibit (a)(1)(F)
Frequently Asked Questions (Revised) for the
Offer to Purchase Interests in
Life Partners Liquidating Trust and
Life Partners IRA Holders Partnership, L.L.C.
Why did you receive materials from Life Settlement Liquidity Option LLC and CFunds Life Settlement, LLC?
You received materials because you hold an Interest in the Life Partners Liquidating Trust, referred to as the Trust, and/or Life Partners IRA Holders Partnership, L.L.C., referred to as the Partnership.
Life Settlement Liquidity Option, LLC and CFunds Life Settlement, LLC are participating in tender offers to acquire interests in the Trust, which are referred to as Trust Interests, and interests in the Partnership, which are referred to as Partnership Interests. Together, they are referred to as the Interests.
(You may sometimes see the Interests in the Trust and the Partnership referred to as Units. These are the same as the Interests referred to in the materials you have received.)
Who Is Life Settlement Liquidity Option, LLC?
Life Settlement Liquidity Option, LLC is a Delaware limited liability company formed for the purpose of acquiring the Interests. In the materials you have received, Life Settlement Liquidity Option, LLC is referred to as the Anchorage Offeror.
The Anchorage Offeror is directly owned by Anchorage Illiquid Opportunities Master (VI) B, L.P.
The investment manager of the Anchorage Offeror is Anchorage Capital Group, L.L.C., which as of June 30, 2018 had total assets under management of approximately $16.5 billion, including assets of the Anchorage Illiquid Opportunities VI Funds and other investment funds.
Who is CFunds Life Settlement, LLC?
CFunds Life Settlement, LLC is a Delaware limited liability company formed for the purpose of acquiring the Interests. In the materials you have received, CFunds Life Settlement, LLC is referred to as the Contrarian Offeror.
Contrarian Funds, L.L.C. (referred to as the Contrarian Parent) is a Delaware limited liability company and sole member of the Contrarian Offeror. Contrarian Capital Management, L.L.C. is a Delaware limited liability company that is an SEC registered investment advisor and manager of the Contrarian Parent. As of June 30, 2018, Contrarian Capital Management, L.L.C. had total assets under management of approximately $5.2 billion.
The words “we” or “us” are used to refer to the Anchorage Offeror, the Contrarian Offeror and their respective parents.
What are the Trust and the Partnership?
The Trust and the Partnership were created by the Bankruptcy Court for the Northern District of Texas to satisfy the claims of creditors in the reorganization of Life Partners, Inc. Life Partners, Inc. was a specialty financial services company engaged in the business of purchasing individual life insurance policies from third parties by raising money from the offer and sale to investors of  “fractional interests” in such policies.
You may hold either Trust Interests or Partnership Interests or both.
What Is the Offer?
The Offer refers to both the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests.

We are offering to purchase up to 105,989,695 Trust Interests and up to 165,155,385 Partnership Interests.
The Offer was amended on December 20, 2018 with the addition of the Contrarian Offeror as a bidder and certain other changes discussed below.
How are you affected by the addition of the Contrarian Offeror as a bidder in the Offer?
Other than certain changes to the terms of the Offer described below, the fact that the Contrarian Offeror is now a bidder should not affect your rights under the Offer. The Anchorage Offeror and its parent continue to stand behind the payment obligations under the Offer, and they have adequate resources to pay in full the purchase price for the Interests tendered in the Offer and the expenses of the Offer. By the Contrarian Offeror becoming a bidder, it and its parent will be similarly obligated.
If you tender your Interests, subject to the satisfaction of the conditions to the Offer, you will be deemed to have assigned your Interests to the Anchorage Offeror and the Contrarian Offeror according to the allocations to which they have agreed between them. These allocations will have no effect on your rights to receive payment for the Interests that you tender in the Offer, if the conditions to the Offer are satisfied and the Offer closes.
What happened to the tender offers that were previously conducted by the Contrarian Parent?
The tender offers that were previously commenced by the Contrarian Parent have been terminated.
What happens if you have already tendered your Interests in the Offer?
If you have already submitted, and not withdrawn, an Assignment Form to tender your Interests in the Offer, you do not need to take any further action. We will treat your tender of those Interests as tenders into the Offer under the new terms of the Offer contained in Supplement No. 1 to the Offer to Purchase.
If you have tendered into the terminated Contrarian offers, or you tendered into the Offer and then withdrew your tender, your tender will be of no effect. If you wish to tender into the pending Offer, you must re-tender.
What are the materials that you initially received in connection with the Offer?
You should have initially received four documents and a self-addressed envelope:
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An Offer to Purchase, which was prepared by us, describes the Offer and includes information that we are required to furnish to you by law in connection with the Offer.

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A Schedule 14D-9 Solicitation/Recommendation Statement, which was prepared by the Trust and the Partnership, and informs you of the position that the Trust and the Partnership are taking with respect to the Offer.

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An applicable Assignment Form that you must complete (whether using a physical form or the equivalent procedures for Internet tenders) in order to tender your Interests in the Offer.

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A cover letter that briefly describes the Offer and the procedures for tendering your Interests in the Offer.

The self-addressed envelope may be used for physically returning the Assignment Form to the Depositary.
If you own both Trust Interests and Partnership Interests, you should have received two packets of materials, one for the tender offer for the Trust Interests and one for the tender offer for the Partnership Interests.
You should note that the Assignment Forms are different for each of the tender offers. The WHITE Assignment Form should be used to tender Trust Interests. The YELLOW Assignment Form should be used to tender Partnership Interests.

Why are you receiving a supplemental package of materials?
You are receiving a supplemental package of materials because we have made certain changes to the terms of the Offer. These changes include:
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The Contrarian Offeror has joined the Anchorage Offeror in making the Offer and has terminated its own tender offers for Interests.

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The offer price has been increased to $0.16 per Interest from $0.133 per Interest, subject to certain deductions.

•
The maximum size of the Offer has been reduced to 105,989,695 Trust Interests from 150,375,940 Trust Interests and to 165,155,385 Partnership Interests from 225,563,910 Partnership Interests.

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The expiration date for the tender offers has been extended to 5:00 p.m. New York City time on Friday, January 18, 2019.

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Interest holders will now be able to tender their Interest by fax, email or over the Internet.

The supplemental package consists of a Supplement No. 1 to the Offer to Purchase and a Supplemental Letter.
The Supplemental Letter describes the changes to the Offer. It also explains how you may tender your Interests by fax or email, or over the Internet (and contains certain codes that you will need in order to tender over the Internet).
Will you be receiving revised Assignment Forms to reflect the changes to terms of the Offer?
No. We have revised the Assignment Forms and posted them to our website, but we will not be mailing the revised Assignment Forms. You may use the original Assignment Forms to tender your Interests, even though those Assignment Forms do not reflect the changes to the terms of the Offer. Even if you use the original Assignment Forms, you will be deemed to be tendering on the basis of the revised terms of the Offer and the representations, warranties, covenants and agreements contained in the revised Assignment Forms.
If you wish, you can also use the revised Assignment Forms to tender you Interests. The revised Assignment Forms may be downloaded from our website at www.lifepartnerstender.com. However, they will not be pre-populated with your specific information.
What will happen if more Interests are tendered than we are offering to purchase?
If more Interests are tendered than we are offering to purchase, we will acquire the Interests on a prorated basis. This means we will calculate a proration factor equal to the number of Interests we are offering to purchase divided by the number of Interests tendered, and we will purchase from you a number of Interests equal to the number of Interests you have tendered multiplied by the proration factor. We will do this separately for the Trust Interests and the Partnership Interests.
As described in the Offer to Purchase, we may increase the size of the Offer. If we do so and the Offer is still oversubscribed, the proration factors will be calculated based on the increased size of the Offer.
What are we offering to pay for the Interests in the Offer?
We are offering to pay you $0.16 per Interest (subject to certain deductions) for both the Trust Interests and Partnership Interests.
We will pay the purchase price in cash, and payment will be made promptly following expiration of the Offer, in accordance with applicable law.

Could any deductions be made from the purchase price in the Offer?
Yes, we may make certain deductions. We will deduct from the purchase price any taxes that we are required to withhold. (To prevent tax withholding, you should follow the instructions on the Assignment Form or in the Internet tender procedures.) We will also deduct the amount of any distributions that you receive on account of the Trust Interests or the Partnership Interests that we purchase with a record date between the start and end of the period of the Offer, although we do not expect there to be any distributions.
In addition, we may deduct from the purchase price any premiums, fees, and catch-up payments that you may owe to the Trust or the Partnership or their agents in respect of any of the Interests you tender. By your tender of your Interests, you are authorizing us to do so. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any encumbrance as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if you owe any such premiums, fees and catch-up payment, we intend to discharge those obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you.
Will you have to pay brokerage commissions if you tender your Interests?
No. You will not have to pay brokerage commissions or similar expenses.
How long do you have to tender your Interests?
You may tender your Interests until the Offer expires. The Offer will expire at 5:00 p.m. New York City time on Friday, January 18, 2019, unless we extend it.
What are the procedures for tendering Interests?
You may tender your Interests (i) by mail or hand or courier delivery of a physical Assignment Form to the Depositary for the Offer; (ii) by fax or by email of a physical Assignment Form to the Contrarian Offeror for forwarding to the Depositary; or (iii) by following the procedures for tendering over the Internet using a web version of the Assignment Form.
In every case, the appropriate Assignment Form must be received by the Depositary before the expiration date of the Offer. A tender of Interests over the Internet will be deemed delivered to the Depositary upon submission.
How do you tender your Interests using a physical Assignment Form?
If you are tendering using a physical Assignment Form, the WHITE Assignment Form should be used to tender the Trust Interests, and the YELLOW Assignment Form should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form for each. The appropriate Assignment Form must be received by the Depositary for the Offer no later than the expiration time of the Offer.
How do you deliver a physical Assignment Form directly to the Depositary?
If you are mailing or hand delivering the Assignment Forms, they should be delivered to:
If delivering by mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940	If delivering by hand, overnight or courier: Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St — Suite V Canton, MA 02021

How do you deliver a physical Assignment Form by fax or email?
You may deliver your Assignment Form by fax or email to CFunds Life Settlement, LLC, which will forward it to the Depositary.
If delivering by fax, send to: CFunds Life Settlement, LLC Reference: Life Partner Tender Offer 203-485-5910	If delivering by email, send to: CFunds Life Settlement, LLC Rhoda Freeman at freeman@contrariancapital.com John Bright at jbright@contrariancapital.com
How do you tender your Interests over the Internet?
In order to tender your interests over the Internet, you must first go to the Home page of the website www.lifepartnerstender.com. On the Home page, you should click on “If you wish to tender click here” towards the top of the page.
By clicking on “If you wish to tender click here”, you will be directed to a page on which to enter the Account Code and Security Key that appears in the Supplemental Letter that you received. After entering the Account Code and Security Key, you will be directed to a page titled “Assignment Form”.
In order to tender your Interests, you will be required to complete the information in the web form on the “Assignment Form” page. This information is similar to the information required to be completed if you were filling out the appropriate Assignment Form. In particular, you will be requested to indicate the number of Interests that you are tendering, but if you do not indicate a number of Interests, and you otherwise complete submit your web form, you will be deemed to have tendered all of your Interests.
By submitting your web form, you will be deemed to represent that you have received the tender offer materials, including the Offer to Purchase, the Supplement No. 1, the Schedule 14D-9 and the appropriate Assignment Form. You will also be deemed to acknowledge that your tender is subject to all the terms and conditions contained in the Offer to Purchase and the relevant Assignment Form. If you are tendering in a representative capacity, you may be required to indicate your capacity and to represent that you are authorized to act in that capacity.
In order to properly tender your Interests over the Internet, your submission must be made no later than the expiration time for the Offer.
Beside the procedures described above, what else do you need to tender your Interests?
You do not need to do anything else.
However, if you are signing the Assignment Form in a representative capacity, such as an officer of a corporation or the trustee of a trust, you may be requested to submit evidence of your authority. For example, an officer may be required to submit an officer’s certificate; a trustee may be required to submit an incumbency certificate. A form of officer’s/incumbency certificate is available on the website for your convenience. To locate this form, go to the home page and click “Documents.”
This is not the only way to evidence your authority. Other evidence in the reasonable discretion of Offeror will also be acceptable.
A representative of the Offerors will contact you if evidence of authority is required.
You should also note that the Interests are not certificated. You do not have to submit any certificate representing your Interests.
Are there any special provisions applicable to Interests held in an individual retirement account (IRA)?
Yes. Only the IRA custodian can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid. Also, checks for the purchase price of tendered interests held in an individual retirement account can only be mailed to the IRA custodian. If you are the beneficiary of an IRA and you believe the Trust or the Partnership may not have an accurate address for your IRA custodian, you should contact the Information Agent for the Offer.

Do you need to tender all of your Interests?
No. The Assignment Forms and the Internet tender procedures allow you to specify the number of Interests that you wish to tender. If you submit an Assignment Form or complete the Internet tender procedures without specifying the number of Interests you are tendering, you will be deemed to have tendered all your Interests of the particular type in the Offer.
If you decide not to tender, how will the Offer affect you?
If you decide not to tender your Interests, you will be unaffected by the Offer. You will still own the same amount of Interests, and the number of Interests outstanding will not change.
How will the Offer affect any fractional interests that I own?
If you own fractional interests in life insurance policies held by the Trust, your fractional interests will not be affected by the Offer.
How can you withdraw your tender of Interests?
You may withdraw your tender of Interests at any time prior to the expiration of the Offer. In order to withdraw your tender, you must send a written notice of withdrawal to the Depositary for the Offer, specifying the name of the person having tendered the Interests to be withdrawn and the type and number of the Interests to be withdrawn. The notice must be received by the Depositary at its address specified on the back page of the Offer to Purchase prior to the expiration of the Offer.
The procedures for withdrawal of a tender of Interests are the same whether the tender was made using a physical Assignment Form (by mail, hand or courier or by fax or email) or whether the tender was made over the Internet.
Where can you find more information about the Trust and the Partnership?
Each of the Trust and the Partnership is subject to the informational requirements of the Securities and Exchange Commission (SEC). The SEC maintains a web site that contains annual and quarterly reports and other information filed electronically by the Trust and Partnership. You can find those reports and other information on the SEC’s website, http://www.sec.gov.
Where can you get more information about the Offer?
To get additional information regarding the Offer, you should read the Offer to Purchase and the Supplement No. 1 to the Offer to Purchase. To read about the position that the Trust and the Partnership are taking with respect to the Offer, see the Schedule 14D-9, as amended. All of these documents have been sent to you, as noted above.
What if you need assistance?
If you still have questions or require assistance, you may contact Georgeson LLC, which is serving as Information Agent for the Offer. The Information Agent can be reached at:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 767-8986